For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CFO
830-372-9581

Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP ANNOUNCES 2019 THIRD QUARTER AND YEAR TO DATE RESULTS

SEGUIN, Texas, October 30, 2019 -- Alamo Group Inc. (NYSE: ALG) today reported results for the third quarter ended September 30, 2019.

Highlights for the Quarter

•Record net sales for a third quarter of $271.8 million, up 5.5%
▪Industrial Division net sales $158.5 million, up 1.1%
•Agricultural Division net sales $59.8 million, down 2.7%
•European Division net sales $53.5 million, up 35.9%
•Net income for the third quarter of $17.4 million, down 26.0%
•Record net sales for the first nine months of $818.9 million, up 8.8%
•Net income for the first nine months of $53.3 million, down 6.3%
•Excluding acquisition costs in 2019 and tax reform adjustments in 2018, net income on an adjusted basis was down 11.0% for the third quarter of 2019 and down 0.9% for the first nine months of 2019(1)
•Backlog at $215.3 million, down 14.3% compared to the previous year's third quarter

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ALAMO ANNOUNCES 2019 THIRD QUARTER AND YEAR TO DATE RESULTS    Page 2

Summary of Results

Alamo Group's net sales for the third quarter of 2019 were $271.8 million compared to $257.6 million in the third quarter of 2018, an increase of 5.5%. Net income for the quarter was $17.4 million, or $1.47 per diluted share, compared to net income of $23.5 million, or $2.00 per diluted share, in the third quarter of 2018, a decrease of 26.0% in net income.

For the first nine months of 2019 net sales were $818.9 million compared to $752.8 million in the previous year, an increase of 8.8%. Net income for the first nine months of 2019 was $53.3 million, or $4.52 per diluted share, versus $56.9 million, or $4.84 per diluted share, for the same period in 2018, a decrease of 6.3% in net income.

Alamo Group's third quarter 2018 results included a net $3.0 million favorable adjustment to the provisional tax reform expense recorded in the fourth quarter of 2017 related to the U.S. federal tax reform measures enacted in 2017. Additionally, Alamo's results were impacted by acquisition related costs. In the third quarter of 2019, this included $0.8 million in cost primarily related to the recently announced acquisition of Morbark, and for the first nine months of 2019 included $1.2 million in acquisition costs related to Morbark, Dutch Power and Dixie Chopper. Adjusting for the acquisition costs in 2019 and the tax reform gain in 2018, adjusted net income for the third quarter of 2019 was $18.3 million versus $20.5 million in 2018, a decrease of 11.0%. For the first nine months of 2019 adjusted net income was $53.4 million versus $53.9 million in 2018, a decrease of 0.9%.(1)

The results for the third quarter and first nine months of 2019 included the effect of the acquisitions of Dutch Power, which was completed in March 2019, and Dixie Chopper, which was completed in August 2019, though Dixie Chopper's results are immaterial for the quarter and year to date. In the third quarter of 2019, Dutch Power contributed $10.0 million to net sales and ($0.2) million to net income due to lower

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ALAMO ANNOUNCES 2019 THIRD QUARTER AND YEAR TO DATE RESULTS    Page 3

net sales and integration costs. For the first nine months of 2019 Dutch Power contributed $27.7 million to net sales and $0.8 million to net income.

The Company's 2019 results have also been affected by unfavorable changes in currency exchange rates which negatively impacted net sales by $2.7 million in the third quarter and $12.9 million for the first nine months of the year.

A summary of the effects these various issues had on Alamo's 2019 third quarter and first nine months results can be seen in the attached schedules.

Results by Division

Alamo's Industrial Division net sales in the third quarter of 2019 were $158.5 million compared to $156.7 million in the prior year, an increase of 1.1%. The Division's income from operations for the quarter was $14.4 million compared to $18.4 million in the previous year, a decrease of 21.8%. For the first nine months of 2019, the Industrial Division's net sales were $484.9 million versus $438.9 million in 2018, an increase of 10.5%. Income from operations in the Division was $51.0 million for the first nine months of 2019 versus $46.3 million for the first nine months of 2018, an increase of 10.1%. The Industrial Division experienced softening demand which is reflected in the slower growth and lower backlog compared to the previous year. Higher snow removal, sweeper and new vacuum truck sales were mostly offset by lower sales of high margin excavators and mowers, as well as used vacuum trucks. Operating income was negatively affected by unfavorable product mix, reduced excavator production, and lower rental fleet utilization, which more than offset lower material costs.

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ALAMO ANNOUNCES 2019 THIRD QUARTER AND YEAR TO DATE RESULTS    Page 4

The Company's Agricultural Division net sales in the third quarter of 2019 were $59.8 million compared to $61.5 million in the prior year, a decrease of 2.7%. The Division's income from operations for the quarter was $6.1 million compared to $6.6 million in 2018, a decrease of 7.1%. For the first nine months of 2019 the Agricultural Division's net sales were $168.1 million versus $179.2 million in the prior year, a decrease of 6.2%. Income from operations was $12.5 million in the first nine months of 2019 compared to $18.0 million in the first nine months of 2018, a decrease of 30.5%. The Division's results continue to be impacted by weak overall agricultural market conditions and lower farm incomes. In addition to unfavorable sales volume, operating margins were further impacted by production cuts and unfavorable product mix which more than offset lower material costs and spending reductions.

Alamo's European Division net sales were $53.5 million in the third quarter of 2019 versus $39.4 million for the same period in 2018, an increase of 35.9%. Income from operations for the quarter was $4.0 million compared to $3.3 million in the third quarter of the prior year, an increase of 20.5%. For the first nine months of 2019, net sales in the Division were $165.9 million compared to $134.7 million in 2018, an increase of 23.2%. Income from operations for the first nine months of 2019 was $12.9 million versus $12.0 million in 2018, an increase of 7.0%. The European Division's results included the effects of the acquisition of Dutch Power referenced previously. Excluding Dutch Power, this Division's net sales and operating income increased primarily due to improvements in our Rivard vacuum truck business. Also affecting these results were unfavorable changes in currency exchange rates as the British pound, and to a lesser extent the Euro, have softened compared to the U.S. dollar due to slowing overall economic conditions and the lingering effects of the still unresolved Brexit situation.

Comments on Results

Ron Robinson, Alamo Group's President and Chief Executive Officer, commented, "Our third quarter results were definitely a mixed bag. While there were a number of accomplishments during the quarter, including record net sales and successful negotiations towards completing our largest acquisition to date,

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ALAMO ANNOUNCES 2019 THIRD QUARTER AND YEAR TO DATE RESULTS    Page 5

there were certainly some disappointments in the quarter as well, which resulted in lower earnings. In the past few years we have produced an impressive stream of record results despite a variety of headwinds that have impacted us and our markets. But, in the third quarter these challenges all came together to culminate in reducing our results, that appear even worse due to a large $3.0 million one-time gain from tax reform that boosted our 2018 third quarter results.

"Among the challenges which impacted our results were the ongoing weak agricultural market conditions that continue to dampen our sales in this sector made worse by an unfavorable product mix which saw the market for our higher margin flex wing mowers soften more than our other agricultural products. Lower quarter over quarter volumes are starting to cause some erosion in our margins due to under absorption of overhead costs. Weather conditions have also further dampened our agriculture results as the floods earlier this year in the U.S. Midwest reduced the acres of crops under cultivation and droughts in Australia continue to impact that market, among other areas.

"We are also continuing to feel the impacts in the U.S. of the trade disagreements with China as each quarter the tariffs are becoming more of a factor. This has disproportionately affected our Agricultural Division's costs as they are sourcing more components from China that are subject to trade tariffs. The situation is also negatively affecting the overall market for farm commodities.

"Softening overall economic conditions are being felt in our European markets as well where several countries are already in, or approaching, recession. This is being further affected by the Brexit situation which is still unresolved. Even in North America there is evidence of softening economic conditions that seem to be affecting the manufacturing sector more than some other areas. We certainly experienced softer bookings, even in our Industrial Division which has been showing good stability and still has a healthy backlog, though somewhat below last year's record level at this time. Our inquiry level, across the Company, remains reasonable; however, some of the headwinds we experienced in the third quarter are likely to continue for at least the balance of the year.

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ALAMO ANNOUNCES 2019 THIRD QUARTER AND YEAR TO DATE RESULTS    Page 6

"We also faced a few more internal challenges than usual that affected our results in the third quarter, including higher health care costs, some delayed product deliveries, certain inventory adjustments and various legal expenses. None of these issues in themselves were unusual, but the number of them that occurred in the third quarter certainly was.

"All in all, this variety of issues dampened our results at a time when we also were incurring significant acquisition related expenses. While this constrained our third quarter results, we are very excited about the results of this effort. As we announced last week, we completed the acquisition of Morbark, our largest such endeavor. Morbark is a very good company and an excellent fit with Alamo Group. We feel they will be accretive to Alamo's results starting in 2020 and provide new growth opportunities for our companies on a combined basis as both companies should benefit from the capabilities in both products and markets that the other brings. However, with only two months left in the year and with related closing and integration costs, Morbark is not expected to be significantly accretive to our results for the balance of the year, but we believe that it should begin to contribute nicely starting next year.

"Although we are disappointed with our 2019 third quarter results, we remain optimistic about the long- range outlook for our Company. We have a proven track record of ongoing margin growth and improving operating efficiencies and feel our focus in this area will continue to bear fruit. While some of the short term market weakness we have been experiencing will continue to affect us, the stability of our core products should provide a solid base for our operations. And, with the addition of Morbark, Alamo Group is well positioned to prosper in the future."

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ALAMO ANNOUNCES 2019 THIRD QUARTER AND YEAR TO DATE RESULTS    Page 7

Earnings Conference Call
Alamo Group will host a conference call to discuss the results on Thursday, October 31, 2019 at 3:00 p.m. ET. Hosting the call will be members of senior management.

Individuals wishing to participate in the conference call should dial 800-367-2403 (domestic) or 334-777-6978 (international). For interested individuals unable to join the call, a replay will be available until Tuesday, November 5, 2019 by dialing 888-203-1112 (domestic) or 719-457-0820 (internationally), passcode 3380097.

The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events & and Presentations”) on Thursday, October 31, 2019, beginning at 3:00 p.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.

About Alamo Group

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 3,625 employees and operates 29 plants in North America, Europe, Australia and Brazil as of September 30, 2019. Including the newly acquired Morbark business, our products also include forestry and tree maintenance equipment and we have a total of approximately 4,345 employees and operate 32 plants globally. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

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ALAMO ANNOUNCES 2019 THIRD QUARTER AND YEAR TO DATE RESULTS    Page 8

Forward Looking Statements

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, statements about the benefits of the Morbark acquisition including future financial performance, potential accretion impacts, and synergistic benefits. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, acquisition integration issues, tariffs and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.
(Tables Follow)
# # #
(1) This is a non-GAAP financial measure or other information relating to our GAAP financial measures that we have provided to investors in order to allow greater transparency and a deeper understanding of our financial condition and operating results.  For a reconciliation of the non-GAAP financial measure or for a more detailed explanation of financial results, refer to “Non-GAAP Financial Measure Reconciliation” below and the Attachments thereto.

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Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30, 2019	September 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$60,279	$48,880
Accounts receivable, net	243,296	227,828
Inventories	206,516	184,018
Other current assets	14,386	10,582
Total current assets	524,477	471,308

Rental equipment, net	56,177	40,461

Property, plant and equipment	106,939	83,569

Goodwill	93,468	83,716
Intangible assets	59,205	49,763
Other non-current assets	16,127	5,956

Total assets	$856,393	$734,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$69,009	$71,944
Income taxes payable	2,516	—
Accrued liabilities	48,525	38,297
Current maturities of long-term debt and finance lease obligations	113	189
Total current liabilities	120,163	110,430

Long-term debt, net of current maturities	150,192	101,000
Long-term tax liability	6,710	7,347
Deferred pension liability	1,606	706
Other long-term liabilities	14,190	7,474
Deferred income taxes	12,480	10,924

Total stockholders’ equity	551,052	496,892

Total liabilities and stockholders’ equity	$856,393	$734,773

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/2019	9/30/2018	9/30/2019	9/30/2018
Net sales:
Industrial	$158,499	$156,721	$484,924	$438,919
Agricultural	59,797	61,464	168,129	179,182
European	53,533	39,387	165,896	134,683
Total net sales	271,829	257,572	818,949	752,784

Cost of sales	203,119	190,800	613,798	559,301
Gross margin	68,710	66,772	205,151	193,483
	25.3%	25.9%	25.1%	25.7%

Operating expenses	44,255	38,523	128,741	117,087
Income from operations	24,455	28,249	76,410	76,396
	9.0%	11.0%	9.3%	10.1%

Interest expense	(1,837)	(1,399)	(5,222)	(4,233)
Interest income	359	100	862	309
Other income (expense)	242	(265)	(442)	(491)

Income before income taxes	23,219	26,685	71,608	71,981
Provision for income taxes	5,801	3,142	18,270	15,084

Net Income	$17,418	$23,543	$53,338	$56,897

Net income per common share:

Basic	$1.48	$2.01	$4.55	$4.88

Diluted	$1.47	$2.00	$4.52	$4.84

Average common shares:
Basic	11,748	11,689	11,724	11,649

Diluted	11,813	11,777	11,796	11,758

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses the impact of the Company's recently completed acquisitions upon Sales, Operating Income and Net Income all of which are non-GAAP financial measures. Attachment 2 discloses the impact of the acquisitions, acquisition expenses and tax reform. Attachment 3 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 4 shows the net change in our total debt, net of cash, and adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), both of which are non-GAAP financial measures. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance.

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Acquisitions

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2019	2018	2019	2018

Net Sales (consolidated) - GAAP	$271,829	$257,572	$818,949	$752,784
(less: net sales attributable to acquisitions)	(10,031)	—	(27,679)	—
Net Sales less acquisitions (consolidated) - non-GAAP	$261,798	$257,572	$791,270	$752,784

Net Sales (Industrial Division) - GAAP	$158,499	$156,721	$484,924	$438,919
(less: net sales attributable to acquisition)	—	—	—	—
Net Sales less acquisitions (N.A. Industrial Division) - non-GAAP	$158,499	$156,721	$484,924	$438,919

Net Sales (Agricultural Division) - GAAP	$59,797	$61,464	$168,129	$179,182
(less: net sales attributable to acquisitions)	—	—	—	—
Net Sales less acquisitions (N.A. Agricultural Division) - non-GAAP	$59,797	$61,464	$168,129	$179,182

Net Sales (European Division) - GAAP	$53,533	$39,387	$165,896	$134,683
(less: net sales attributable to acquisition)	(10,031)	—	(27,679)	—
Net Sales less acquisitions (European Division) - non-GAAP	$43,502	$39,387	$138,217	$134,683

Operating Income (consolidated) - GAAP	$24,455	$28,249	$76,410	$76,396
(less: operating income attributable to acquisitions)	323	—	(1,129)	—
Operating Income less acquisitions (consolidated) - non-GAAP	$24,778	$28,249	$75,281	$76,396

Net Income (consolidated) - GAAP	$17,418	$23,543	$53,338	$56,897
(less: net income attributable to acquisitions)	241	—	(840)	—
Net Income less acquisitions (consolidated) - non-GAAP	$17,659	$23,543	$52,498	$56,897

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands, except per share numbers)
(Unaudited)

Impact of Acquisitions, Acquisition Expenses, and Tax Reform

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Operating Income - GAAP	$24,455	$28,249	$76,410	$76,396
(less: results from acquisitions)	323	—	(1,129)	—
(add: transaction cost relating to acquisitions)	843	—	1,240	—
Adjusted Operating Income - non-GAAP	$25,621	$28,249	$76,521	$76,396

Net Income - GAAP	$17,418	$23,543	$53,338	$56,897
Adjustments (after tax):
(add: new tax legislation)	—	(2,995)	—	(2,995)
Adjusted Net Income - non-GAAP	$17,418	$20,548	$53,338	$53,902
(less: results from acquisitions)	241	—	(840)	—
(add: transaction cost relating to acquisitions)	628	—	924	—
Acquisition Adjusted Net Income - non-GAAP	$18,287	$20,548	$53,422	$53,902

Diluted EPS - GAAP	$1.47	$2.00	$4.52	$4.84
(add: new tax legislation)	—	(0.25)	—	(0.25)
Adjusted Diluted EPS - non-GAAP	$1.47	$1.75	$4.52	$4.59
(less: results from acquisitions)	0.02	—	(0.07)	—
(add: transaction cost relating to acquisitions)	0.05	—	0.08	—
Acquisition Adjusted Diluted EPS - non-GAAP	$1.54	$1.75	$4.53	$4.59

Attachment 3

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended September 30,			Change due to currency translation
	2019	2018	% change from 2018	$	%

Industrial	$158,499	$156,721	1.1%	$(296)	(0.2)%
Agricultural	59,797	61,464	(2.7)%	(96)	(0.2)%
European	53,533	39,387	35.9%	(2,287)	(5.8)%
Total net sales	$271,829	$257,572	5.5%	$(2,679)	(1.0)%

	Nine Months Ended September 30,			Change due to currency translation
	2019	2018	% change from 2018	$	%

Industrial	$484,924	$438,919	10.5%	$(2,096)	(0.5)%
Agricultural	168,129	179,182	(6.2)%	(2,061)	(1.2)%
European	165,896	134,683	23.2%	(8,749)	(6.5)%
Total net sales	$818,949	$752,784	8.8%	$(12,906)	(1.7)%

Attachment 4

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash

	September 30, 2019	September 30, 2018	Net Change

Current maturities	$113	$189
Long-term debt,net of current	150,192	101,000
Total debt	$150,305	$101,189

Total cash	60,279	48,880
Total debt net of cash	$90,026	$52,309	$37,717

EBITDA

	Nine Months Ended		Trailing Twelve Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	December 31, 2018

Income from operations	$76,410	$76,396	$101,102	$101,088
Depreciation	17,353	14,178	22,784	19,609
Amortization	3,247	2,796	4,177	3,726
EBITDA	$97,010	$93,370	$128,063	$124,423